Exhibit 99.3
Item 2. Properties
     Our properties consist of the physical assets necessary and appropriate to produce, distribute and supply our TiO2, electrolytic manganese dioxide, sodium chlorate, boron-based and other specialty chemicals and consist mainly of manufacturing and distribution facilities and mining tenements. We believe our properties are in good operating condition and are well maintained. Pursuant to separate financing agreements, substantially all of the U.S. properties are pledged or encumbered to support or otherwise provide the security for our indebtedness. In addition, we currently hold properties that do not relate to the current chemical business, including businesses involving the treatment of forest products, the production of ammonium perchlorate, the refining and marketing of petroleum products, offshore contract drilling, coal mining and the mining, milling and processing of nuclear materials.

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